Exhibit 10.10

HILTON RESORTS CORPORATION

2017 EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 3, 2017)

HILTON RESORTS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

i

ii

HILTON RESORTS CORPORATION

2017 EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Hilton Resorts Corporation hereby establishes a deferred compensation plan (the “Plan”), effective as of the Effective Date, for deferrals with respect to Compensation to be earned or to be otherwise paid on or after the Effective Date, to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of base salary and bonus compensation and, to the extent applicable, Company contributions; and

WHEREAS, as of the Effective Date, the account balances of certain participants in the Prior Plan were transferred to an Account under this Plan (the “Transferred Balances”). The Transferred Balances are balances deferred by “HGV Employees” under the Prior Plan, and the time and form of payment of the Transferred Balances shall be the same under this Plan as under the Prior Plan.

NOW, THEREFORE, the Plan is hereby established, on the terms and conditions hereinafter set forth:

ARTICLE I

TITLE AND DEFINITIONS

Section 1.1 Title.

This Plan shall be known as the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan.

Section 1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Administrator” shall mean the Person or Persons appointed by the Committee to administer the Plan in accordance with Article X, or such Person or Person’s delegate.

“Base Salary Deferral” shall mean that portion of Base Salary as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option, the Separation Distribution Option, and/or as otherwise specified under this Plan.

“Beneficiary” or “Beneficiaries” shall mean the Person or Persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive all of the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the Person or Persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that Person’s living parent(s) to act as custodian, (ii) if that Person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that Person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Bonus Compensation Deferral” shall mean that portion of Bonus Compensation as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or as otherwise specified under this Plan.

“Change in Control” shall mean a “Change in Control” under the Company’s 2017 Omnibus Incentive Plan, as amended from time to time, which also constitutes a “change in control event” under Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company, or if no such committee exists, the full Board of Directors of the Company.

“Company” shall mean Hilton Resorts Corporation, any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) or (c) of the Code) of which Hilton Resorts Corporation is a component member.

“Company Contribution” shall equal the amount described in Section 4.2, if any.

“Compensation” shall mean the total salary paid to the Eligible Employee, including cash bonuses, in a Plan Year. An Eligible Employee’s “Compensation” shall consist of the Eligible Employee’s “Base Salary” as in effect from time to time during a Plan Year and the Eligible Employee’s “Bonus Compensation” which shall equal the amount of any cash incentive to be paid to an Eligible Employee under an incentive plan maintained by the Company and any other cash bonus of any kind.

“Compensation Deferral” means that portion of Compensation as to which a Participant has made an irrevocable election to defer receipt until the date specified under the In-Service Distribution Option, the Separation Distribution Option, and/or as otherwise specified under this Plan.

“Disabled” or “Disability” shall mean that a Participant is disabled due to sickness or injury which qualifies the Participant for disability payments under the Company’s long term disability plan. A Participant shall be considered totally and permanently disabled on the date the Participant qualifies for such long term disability payments.

“Distribution Option” shall mean the two distribution options which are available under the Plan, consisting of the Separation Distribution Option and the In-Service Distribution Option.

“Distribution Option Account” or “Accounts” shall mean, with respect to a Participant, the Separation Distribution Account and/or the In-Service Distribution Account(s) established on the books of account of the Company, pursuant to Article IV, for each Participant.

“Effective Date” shall mean the “Distribution Date” as defined in the Distribution Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., and the Company, dated as of January 3, 2017.

“Eligible Employee” shall mean (i) officers of the Company at the Vice President level or higher, or (ii) Highly Compensated Employees who are selected by the Administrator to participate in the Plan pursuant to Article II.

“Enrollment Agreement” shall mean the authorization form which an Eligible Employee files with the Administrator to participate in the Plan and, with respect to the Plan Year in which the Effective Date occurs, the authorization form as in effect under the Prior Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fund” or “Funds” shall mean one or more of the investments selected by the Administrator pursuant to Section 3.3(a).

“HGV Employees” shall mean (i) any individual designated as an “HGV Employee” in the Employee Matters Agreement by and between Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., and the Company, dated as of January 3, 2017, and (ii) any individual who is an Eligible Employee and who commences employment with the Company upon or following the date hereof.

“Highly Compensated Employee” shall mean an employee of the Company who the Administrator, in its discretion, anticipates will receive Compensation in excess of the salary limitation contained in Section 401(a)(17) of the Code for the applicable Plan Year or who the Administrator otherwise determines to be a highly compensated employee or member of a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

“In-Service Distribution Account” or “Accounts” shall mean the Account(s) maintained for a Participant to which Compensation Deferrals and Company Contributions are credited pursuant to the In-Service Distribution Option.

“In-Service Distribution Option” shall mean the Distribution Option pursuant to which benefits are payable in accordance with Article VI.

“Investment Return” shall mean, for each Fund, an amount equal to the net investment performance of such Fund on a given day, as determined by the Administrator.

“Participant” shall mean any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

“Plan” shall mean the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan set forth herein, in effect as of the Effective Date, or as amended from time to time.

“Plan Year” shall mean the 12 consecutive month period beginning on a January 1.

“Prior Plan” shall mean the Hilton Hotels 2005 Executive Deferred Compensation Plan, as amended.

“Retirement” shall mean a Participant’s Separation from Service (for reasons other than death) on or after the combination of the Participant’s age and Years of Vesting Service equals at least 55.

“Section 409A” means Section 409A of the Code and the treasury regulations promulgated thereunder.

“Separation Date” shall mean the date a Participant incurs a Separation from Service.

“Separation Distribution Account” shall mean the Account maintained for a Participant to which Compensation Deferrals and Company Contributions are credited pursuant to the Separation Distribution Option.

“Separation Distribution Option” shall mean the Distribution Option pursuant to which benefits are payable in accordance with Article VI.

“Separation from Service” shall mean a Participant’s separation from service with the Company within the meaning of Section 409A.

“Unforeseeable Financial Emergency” shall mean: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay medical expenses (including nonrefundable deductibles) or prescription drug medications, the need to pay for funeral expenses of a spouse, beneficiary, or dependent, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; or (ii) such other definition of “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).

“Year of Vesting Service” shall mean a “Year of Vesting Service” as determined for purposes of the 401(k) defined contribution savings plan in which such Participant participates or most recently participated.

ARTICLE II

PARTICIPATION

Except as otherwise expressly provided for herein, prior to December 31 of each Plan Year, the Administrator shall designate which Highly Compensated Employees shall become Eligible Employees for the following Plan Year. An Eligible Employee designated as a Participant shall thereafter, unless otherwise determined by the Administrator, be eligible to make a Compensation Deferral for each Plan Year. Participation in the Plan shall be made conditional upon an Eligible Employee’s acknowledgement, in writing or by making a deferral election under the Plan, that all decisions and determinations of the Administrator shall be final and binding on the Participant, the Participant’s beneficiaries and any other Person having or claiming an interest under the Plan.

As of the Effective Date, each HGV Employee with respect to whom a Transferred Balance is transferred to the Plan shall become a Participant in the Plan.

ARTICLE III

DEFERRAL ELECTIONS

Section 3.1 Elections to Defer Compensation.

(a) Each Eligible Employee may elect to make a Compensation Deferral by filing with the Administrator an election that conforms to the requirements set forth in this Article III, on an Enrollment Agreement provided by the Administrator, no later than December 31 of the Plan Year preceding the Plan Year for which the Compensation is to be earned and specifying whether the Participant elects a Base Salary Deferral or a Bonus Compensation Deferral or a combination, the Distribution Option Accounts to which such amounts will be credited, the form and timing of distribution and such other information as the Administrator shall require; provided, however, that for the Plan Year in which the Effective Date occurs, a deferral election under the Prior Plan shall be treated as a deferral election under this Section 3.1(a) and be given continuing effect under this Plan after the Effective Date for the remainder of such Plan Year.

(i) Notwithstanding (a) above, if an Eligible Employee’s Bonus Compensation is “performance-based compensation” as contemplated by Section 409A, the Administrator may allow the Eligible Employee to elect to defer all or a portion of such Eligible Employee’s Bonus Compensation for a Plan Year at a time determined by the Administrator, which may be no less than six months before the end of the applicable Plan Year in which such Bonus Compensation is to be earned.

(ii) The Eligible Employee shall elect to allocate such Eligible Employee’s Compensation Deferrals (and any Company Contributions that may be credited with respect thereto) between the Distribution Options in whole percentage increments; provided that one hundred percent (100%) of such Deferrals (and Company Contributions) may be allocated to one or the other of the Distribution Options.

(iii) The Administrator may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Administrator to the Participants prior to the commencement of a Plan Year. No Participant may have more than one Separation Distribution Account.

(b) Notwithstanding anything herein to the contrary, no Eligible Employee shall be permitted to defer Compensation which the Administrator reasonably determines is required to pay the Eligible Employee’s portion of payroll and other taxes and contributions towards benefits (including, but not limited to, medical, life, dental and disability) provided to the Eligible Employee and such Eligible Employee’s dependents.

(c) Any Compensation Deferral made under Section 3.1(a) above shall remain in effect and be irrevocable, notwithstanding any change in a Participant’s Compensation, for the entire Plan Year for which it is effective. A new Compensation Deferral election must be made for each Plan Year during which a Participant wishes to defer Compensation. If a Participant elects to allocate all or a portion of such Participant’s Compensation Deferrals to an In-Service Distribution Account, that election will remain effective only for the Plan Year to which the Enrollment Agreement relates. If the Participant does not elect an in-service distribution date for deferrals to the In-Service Distribution Account in a subsequent Plan Year, such deferrals shall automatically be allocated to the Participant’s Separation Distribution Account. Compensation Deferral elections shall be made on an Enrollment Agreement filed with the Administrator by December 31 of a Plan Year (or such earlier date as may be designated by the Administrator) to make a Compensation Deferral for Compensation to be earned on or after January 1 of the immediately following Plan Year.

(d) The Administrator may, in its discretion, permit Eligible Employees who first become Eligible Employees after the beginning of a Plan Year, including Eligible Employees who become Eligible Employees because they are promoted or hired by the Company on or after January 1 of a Plan Year to a position which has been designated by the Administrator as an Eligible Employee, to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement as soon as practicable following the date the Employee is notified that of such Employee’s eligibility but, in any event, within 30 days after such date. Notwithstanding the foregoing, however, any Enrollment Agreement executed by an Eligible Employee, pursuant to this Section, to make a Compensation Deferral shall apply only to Compensation earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

(e) All deferral elections under the Plan shall be made in accordance with Section 409A.

Section 3.2 Distribution Elections.

Subject to Section 3.4, in the Enrollment Agreement, each Eligible Employee shall select the form and the timing of payment with respect to the Eligible Employee’s Compensation Deferral. An Eligible Employee’s deferral election under this Article III shall not be effective unless and until the Eligible Employee makes the required distribution elections under this Section 3.2. Each Eligible Employee shall make the following form and timing of payment elections:

(a) Retirement. An Eligible Employee shall elect the form of payment in which amounts credited to the Eligible Employee’s Distribution Option Accounts shall be paid where (i) the Eligible Employee’s Separation Date occurs on or after eligibility for Retirement and (ii) the amount to be distributed from all of the Eligible Employee’s Distribution Option Accounts exceeds $100,000 (taking into account all deferrals made to all of the Eligible Employee’s Distribution Option Accounts). The Eligible Employee may elect a lump sum, or quarterly, semi-annual or annual installments payable over 5, 10, 15 or 20 years. This form of payment election shall apply to all Compensation Deferrals credited on behalf of the Eligible Employee to such Eligible Employee’s Separation Distribution Account in any Plan Year in which the Eligible Employee makes Compensation Deferrals under this Plan, subject to change only in accordance with Section 3.4 below. In the event the amount to be distributed from a Participant’s Distribution Option Accounts upon a Separation from Service after eligibility for Retirement does not exceed $100,000 (taking into account all deferrals made to all of the Eligible Employee’s Distribution Option Accounts) as determined under Section 6.2, the Participant’s Distribution Option Accounts shall be paid in a lump sum in accordance with Section 6.2 without regard to the Participant’s actual form of payment election.

(b) In-Service Distribution. An Eligible Employee shall elect (i) the form of payment in which amounts credited to the Eligible Employee’s In-Service Distribution Account, if applicable, shall be paid where the amount to be distributed exceeds $25,000 and (ii) the Plan Year in which such payment shall commence; provided that the Plan Year selected in (ii) may not be prior to either of (A) the third Plan Year following the Plan Year in which the Compensation Deferral is made or (B) the Plan Year in which any such amount will become vested. The Eligible Employee may elect a lump sum, or quarterly, semi-annual or annual installments payable over 2, 3, 4 or 5 years. This election shall apply only to the Compensation Deferrals credited on behalf of the Eligible Employee to the In-Service Distribution Account created pursuant to the Enrollment Form to which such Compensation Deferrals relate, except to the extent changed pursuant to a subsequent election in accordance with Section 3.4 below. In the event the amount to be distributed from a Participant’s In-Service Distribution Account does not exceed $25,000 as of the applicable distribution date, the Participant’s In-Service Distribution Account shall be paid in a lump sum in accordance with Section 6.2 without regard to the Participant’s actual form of payment election(s). If a Participant incurs a Separation from Service prior to the in-service distribution date elected by the Participant with respect to the Participant’s In-Service Distribution Account, the Participant’s distribution election with respect to such In-Service Distribution Account shall become invalid and distribution shall instead be made in accordance with the Participant’s elections under Section 3.2(a), 3.2(c) or 3.4, as applicable.

(c) Separation from Service.

An Eligible Employee shall elect the form of payment in which amounts credited to the Eligible Employee’s Separation Distribution Account, if applicable, shall be paid where (i) the Eligible Employee’s Separation Date occurs prior to eligibility for Retirement, and (ii) the amount to be distributed from all of the Eligible Employee’s Distribution Option Accounts exceeds $100,000 (taking into account all deferrals made to all of the Eligible Employee’s Distribution Option Accounts). The Eligible Employee may elect a lump sum or annual installments payable over 5 years. This election shall apply to all Compensation Deferrals credited on behalf of the Eligible Employee to such Eligible Employee’s Separation Distribution Account in any Plan Year in which Compensation Deferrals are made under this Plan, subject to change only in accordance with Section 3.4 below. In the event the amount to be distributed from a Participant’s Distribution Option Accounts upon a Separation from Service before eligibility for Retirement does not exceed $100,000 (taking into account all deferrals made to all of the Eligible Employee’s Distribution Option Accounts) as determined under Section 6.2, the Participant’s Distribution Option Accounts shall be paid in a lump sum in accordance with Section 6.2 without regard to the Participant’s actual form of payment election.

Section 3.3 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1 and the distribution elections described in Section 3.2, the Participant shall designate, in a manner prescribed by the Administrator, which Funds the Participant’s Accounts will be deemed to be invested in for purposes of determining the Investment Return to be credited to those Accounts. The Funds shall be as selected by the Administrator from time to time and the Administrator may add, change, or delete Funds at any time. In making the designation pursuant to this Section 3.3, the Participant may specify that all or any whole percentage of the Participant’s Accounts be deemed to be invested in one or more of the Funds. A Participant may change the designation made under this Section 3.3, in a manner prescribed by the Administrator, on any business day. Such change shall be effective as soon as administratively feasible after it is received.

(b) If a Participant fails to elect a type of Fund under this Section 3.3, he or she shall be deemed to have elected the Fund designated by the Administrator.

(c) Although the Participant may designate the Funds according to Section 3.3(a) above, the Administrator shall select, from time to time, in its sole discretion, for each of the Funds described in Section 3.3(a) above, a commercially available mutual fund or contract or an investment fund established with and administered by an investment manager selected by the Administrator. The Investment Return of each such commercially available mutual fund, contract or investment fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Article IV although nothing set forth in this Plan shall require an actual investment of monies in any such mutual fund or in any other Fund designated as a deemed investment vehicle for Compensation Deferrals.

Section 3.4 Subsequent Elections.

The Administrator may establish rules allowing a Participant to make a subsequent election to postpone payment of Compensation Deferrals under the Participant’s In-Service Distribution Account(s) and/or such Participant’s Separation Distribution Account, in accordance with the rules in this Section 3.4; provided that any such subsequent election shall be made in accordance with the requirements of Section 409A and that no subsequent election may result in an impermissible acceleration of payment as described in Section 409A. The following rules shall apply to subsequent elections under the Plan:

(a) With respect to Compensation Deferrals under an In-Service Distribution Account, a Participant may make a subsequent election to defer the payment to a later Plan Year or to change the form of payment applicable to such In-Service Distribution Account; provided that (i) the subsequent election must be made at least 12 months prior to the January in which the first scheduled payment was to occur, (ii) the subsequent election may not take effect until at least 12 months after the date on which the election is made, and (iii) except with respect to an election related to payment upon an Unforeseeable Financial Emergency, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

(b) A Participant may make a subsequent election to change the form or time at which Compensation Deferrals credited to a Participant’s Separation Distribution Account will be paid; provided that (i) the subsequent election may not take effect until at least 12 months after the date on which the election is made, and (ii) except with respect to an election related to payment upon an Unforeseeable Financial Emergency or death, the first payment with respect to which such election is made must be deferred for a period of five years from the date such payment would have otherwise have been made. Participants shall be permitted to make only one subsequent election to change the form or time of payment of their Separation Distribution Account.

ARTICLE IV

DISTRIBUTION OPTION ACCOUNTS

Section 4.1 Compensation Deferrals.

(a) The Administrator shall establish and maintain separate Distribution Option Accounts with respect to a Participant. A Participant’s Distribution Option Accounts may consist of a Separation Distribution Account and/or one or more In-Service Distribution Account(s), as elected by the Participant. Each Participant’s Distribution Option Accounts shall be further divided into separate subaccounts (“subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3(a).

(b) As soon as practicable after the end of each calendar month, the Administrator shall credit the subaccounts of the Participant’s Distribution Option Account with an amount equal to the Base Salary and/or Bonus Compensation that would otherwise have been earned for such calendar month in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement and in accordance with the Participant’s investment elections under Section 3.3(a). Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant’s Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

(c) Transferred Balances. As of the Effective Date, a Participant’s account balances, if any, under the Prior Plan shall be transferred to this Plan as follows:

(i) A Transferred Balance attributable to amounts credited to the Participant under the Prior Plan shall be transferred to the Participant’s Account under this Plan, and credited to a Separation Distribution Account and/or In-Service Distribution Account (or other subaccount), as previously credited under the Prior Plan. Following the transfer of a Transferred Balance, the Company shall be responsible under this Plan for the payment of all Transferred Balances.

(ii) The Participant’s investment elections with respect to any Transferred Balance shall be mapped to the available investment options as directed by the Administrator.

Section 4.2 Company Contribution.

From time-to-time and in its sole discretion, the Committee may provide that Company Contributions be credited to some or all Participants, according to the terms and conditions determined by the Committee.

Section 4.3 Investment Return.

Each subaccount of a Participant’s Distribution Option Account shall, as of each business day, be credited with earnings and debited with losses in an amount equal to that determined by multiplying the balance credited to such subaccount as of the previous day by the Investment Return for the corresponding Fund pursuant to Section 3.3(a).

ARTICLE V

VESTING

Section 5.1 Compensation Deferral.

A Participant’s Compensation Deferral credited to the Participant’s Distribution Option Account shall be 100% vested at all times.

Section 5.2 Company Contribution.

(a) Unless otherwise specified by the Committee, Company Contributions credited to a Participant’s Distribution Option Account, if any, will vest and become non-forfeitable in the following increments: (i) 25% upon the Participant’s completion of two Years of Vesting Service; (ii) an additional 25% (50% total) upon completion of three Years of Vesting Service; (iii) an additional 25% (75% total) upon completion of four Years of Vesting Service; and (iv) the Distribution Option Account balance shall be fully vested and nonforfeitable in its entirety on and after the Participant’s completion of five Years of Vesting Service.

(b) Notwithstanding Section 5.2(a) above, a Participant’s Distribution Option Account balance shall be fully vested and nonforfeitable in its entirety should: (i) the Participant die while providing service to the Company, (ii) the Participant become Disabled while providing service to the Company, or (iii) there occur a Change in Control.

(c) When a Participant incurs a Separation Date, the portion of the Company Contribution credited to such Participant’s Distribution Option Account which is not vested shall immediately be forever forfeited to the Company, and the Company shall have no obligation to the Participant (or Beneficiary) with respect to such forfeited amount.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Form and Timing of Distribution.

(a) Subject to Section 6.2, in the case of a Participant whose Separation Date occurs on or after eligibility for Retirement and the vested portion of the Participant’s Separation Distribution Account exceeds $100,000 (taking into account all deferrals made to the Participant’s Separation Distribution Account), the Participant’s Separation Distribution Account shall be distributed in the form elected by the Participant pursuant to Sections 3.2 and 3.4, as applicable, and shall be paid, or commence to be paid, within 30 days following the end of the twelfth full calendar month after the Participant has a Separation from Service, unless payment is deferred pursuant to Section 3.4.

(b) If a Participant has not incurred a Separation from Service as of the date an In-Service Distribution Account is to be distributed, and the Participant’s In-Service Distribution Account exceeds $25,000 (applied on an Account by Account basis), the Participant’s In-Service Distribution Account shall be paid to the Participant within 30 days following the date elected by the Participant pursuant to Sections 3.2 and 3.4, as applicable; provided that if the amount to be distributed does not exceed $25,000, distribution shall be made in a lump sum in accordance with Section 6.2.

(c) If the Participant incurs a Separation from Service after distribution has commenced in accordance with this Section 6.1(c) but prior to the date on which the Participant’s In-Service Distribution Account(s) is fully distributed, distribution of the remaining amounts held in the Participant’s In-Service Distribution Account(s) shall continue to be distributed in accordance with the Participant’s election for such Participant’s In-Service Distribution Account.

(d) In the case of a Participant whose Separation Date occurs prior to the earliest date on which the Participant is eligible for Retirement, other than by reason of death, and the vested portion of the Participant’s Distribution Option Accounts exceeds $100,000 (taking into account all deferrals made to the Participant’s Distribution Option Accounts), the vested portion of a Participant’s Distribution Option Accounts shall be distributed in the form elected by the Participant pursuant to Sections 3.2 and 3.4, as applicable, and shall be paid or commence to be paid within 30 days following the end of the twelfth full calendar month after the Participant has a Separation from Service, unless payment is deferred pursuant to Section 3.4. Any unvested portion of any Distribution Option Account shall be forfeited in accordance with Section 5.2.

Section 6.2 Small Benefit Cashout.

(a) Notwithstanding any provision of the Plan or election by a Participant to the contrary, in the event the value of the vested portion of a Participant’s Separation Distribution Account does not exceed $100,000 (taking into account all deferrals made to the Eligible Employee’s Separation Distribution Account) as of the date the Participant’s Account becomes distributable in accordance with the terms of the Plan, then the vested portion of the Participant’s Account shall be paid in a lump sum within 30 days following the date the Participant’s Account becomes distributable. For purposes of the foregoing, the Participant’s Account shall be valued as of the last business day of the month following the month in which the Participant’s Separation Date occurs. If the value at such time does not exceed $100,000, the Participant’s Account shall be distributed in a lump sum within 30 days thereafter.

(b) Notwithstanding any provision of the Plan or election by a Participant to the contrary, in the event the value of the vested portion of a Participant’s In-Service Distribution Account does not exceed $25,000 (applied on an Account by Account basis) as of the date the Participant’s Account becomes distributable, then the vested portion of the Participant’s Account shall be paid in a lump sum within 30 days following the date the Participant’s Account becomes distributable.

Section 6.3 Payout.

(a) Unless otherwise specified in Section 6.1 or Section 6.2 hereof, any lump sum benefit payable under this Article VI shall be paid in January of the Plan Year elected by the Participant pursuant to Sections 3.2(b) and 3.4, as applicable, in an amount equal to the vested value of the portion of such Distribution Option Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment.

(b) Installment payments, if any, payable under this Article VI shall commence in January of the Plan Year elected by the Participant pursuant to Sections 3.2(b) and 3.4, as applicable, or otherwise at the time specified for payment under Sections 6.1(a) or 6.1(c), as applicable, in an amount equal to (i) the vested value of such portion of such Distribution Option Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment, divided by (ii) the number of installment payments elected by the Participant in the applicable Enrollment Agreement with respect to an In-Service Distribution Account or in the distribution election form filed pursuant to Section 3.2 or 4.2(d) with respect to the Separation Distribution Account. The remaining installments shall be paid in an amount equal to (x) the vested value of such portion of the Distribution Option Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment divided by (y) the number of installments remaining.

Section 6.4 Financial Hardship of Participant.

(a) At any time prior to commencement of payment pursuant to this Article VI, a Participant may request payment to the Participant of all or a portion of the amounts that the Participant has deferred under the Plan. The decision to approve or deny such a request shall be in the absolute discretion of the Administrator. However, such a request shall be approved only upon a finding that the Participant has suffered an Unforeseeable Financial Emergency, and then only in an amount necessary to eliminate such Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In the event such a request is approved, payment of all or a portion of the amounts previously deferred by the Participant, with credited interest, to the extent approved by the Administrator, shall be made as soon as practicable to the Participant. Amounts otherwise payable to a Participant hereunder shall be adjusted (as determined by the Administrator in its absolute discretion) to take into account such Unforeseeable Financial Emergency payment. The Administrator shall administer hardship distribution requests consistently with Section 409A.

(b) If a Participant elects to take an Unforeseeable Financial Emergency distribution prior to June 30 of any Plan Year, the Participant’s deferral election shall be cancelled for the Plan Year in which the distribution occurs with respect to all Base Salary and Bonus Compensation not yet earned. If a Participant elects to take an Unforeseeable Financial Emergency distribution on or after June 30 of any Plan Year, the Participant’s deferral election shall be cancelled for the Plan Year in which such distribution occurs with respect to all salary and bonuses not yet earned, and the Participant shall be suspended from participation in the Plan for the following Plan Year. If the Participant wishes to commence making a Compensation Deferral after the period during which the Participant’s deferral election is cancelled pursuant to this Section 6.4(b), the Participant may make a new deferral election in accordance with the requirements of Section 3.1.

Section 6.5 Permissible Distribution Event.

Notwithstanding any provision of the Plan to the contrary, no distributions shall be made except upon a specified date or event as permitted pursuant to Section 409A.

Section 6.6 Payment by Trust.

The Company may cause the payment of benefits under this Plan to be made in whole or in part by the trustee of a trust designated by the Committee (the “Trust”). The Administrator may direct the Trustee to pay the Participant’s or Beneficiary’s benefit at the time and in the amount described herein. In the event the amounts allocated to the Participant under the Trust are not sufficient to provide the full amount of benefit payable to the Participant, the Company shall pay the remainder of such benefit.

Section 6.7 Inability to Locate Participant.

In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Deferral Account and Company Contribution Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to the Participant’s elections under Sections 3.2 and 3.4, as applicable.

ARTICLE VII

CHANGE IN CONTROL

In the event of a Change in Control, all Participants shall receive a distribution of 100% of the Participant’s Distribution Option Accounts at the time of the distribution. Such distribution shall be made in a lump sum within 30 days following the date the Change in Control is consummated, in an amount equal to the value of such Distribution Option Accounts as of the business day the Funds are deemed to be liquidated to make the payment.

ARTICLE VIII

DEATH BENEFITS

Upon the death of a Participant before the Participant’s Distribution Option Account(s) has been paid in full (either in a lump sum or installment payments), the Participant’s Beneficiary shall receive the balance of the Participant’s vested Account as of the date of death, as adjusted by subsequent gains or losses prior to distribution, in the form of a lump sum payment as soon as reasonably practicable following the date of the Participant’s death (but in no event after December 31 of the calendar year following the calendar year in which death occurs).

ARTICLE IX

CLAIMS PROCEDURES

Section 9.1 Claims.

A Participant or, following the Participant’s death, a Beneficiary (collectively referred to in this section as “Claimant”) may submit a claim for benefits under the Plan. Any claim for benefits under this Plan shall be made in writing to the Administrator. If such claim for benefits is wholly or partially denied, the Administrator shall, within 90 days after receipt of the claim, notify the Claimant of the denial of the claim unless special circumstances require an extension of time for processing the claim, which extension shall not exceed 180 days from receipt of the claim. If such extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a final decision. A notice of denial shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and an explanation of the claims review procedure set forth below, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 9.2 Appeal.

Within 60 days after the receipt by a Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claim for benefits. The Claimant, or duly authorized representative, shall receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Claimant, or duly authorized representative may also submit written comments, documents, records and other information relating to the claim for benefits, and the review will take into account such items whether or not they were considered in the initial benefit determination.

The Administrator shall deliver to the Claimant, or authorized representative, a written decision on the claim within 60 days after the receipt of the request for review, except that if there are special circumstances that require an extension of time, the 60-day period may be extended to 120 days. If such extension is required, written notice shall be furnished to the Claimant, or authorized representative, prior to the termination of the initial 60-day period and shall indicate the special circumstances requiring an extension of time and the date by which the final decision will be rendered. The decision shall be written in a manner calculated to be understood by the Claimant, include the specific reason or reasons for the decision, include a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, contain a specific reference to the pertinent Plan provisions upon which the decision is based, and include a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

Section 9.3 Authority.

The Administrator, in determining claims for benefits, shall have the complete discretion to review and determine related factual questions, to construe the terms of the Plan, and to bind the Company with respect to the Plan.

ARTICLE X

ADMINISTRATION

Section 10.1 Administrator.

The Plan shall be administered by the Administrator. The Administrator shall be appointed by, and serve at the pleasure of, the Committee, provided that if no Administrator is designated, the Plan shall be administered by the Committee. The number of members comprising the Administrator shall be determined by the Committee which may from time to time vary the number of members. A member of the Administrator may resign by delivering a written notice of resignation to the Committee. The Committee may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Administrator shall be filled promptly by the Committee.

Section 10.2 Administrator Action.

The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to such member as a Participant. Any member or members of the Administrator may execute any certificate or other written direction on behalf of the Administrator.

Section 10.3 Powers and Duties of the Administrator.

(a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the mutual funds, contracts or investment funds to be the Funds in accordance with Section 3.3(a) and (b) hereof;

(ii) To construe and interpret the terms and provisions of this Plan; reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan; and to make factual determinations;

(iii) To compute and certify to the amount and kinds of benefits payable to Participants and their Beneficiaries;

(iv) To maintain all records that may be necessary for the administration of the Plan;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

(viii) On behalf of the Company, to select those Highly Compensated Employees who shall be Eligible Employees.

Section 10.4 Construction and Interpretation.

(a) The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to, the Company and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

(b) Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other Person shall have any claim against the Company as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Committee, or the Administrator acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all Persons interested in the Plan.

Section 10.5 Information.

To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Compensation of all Participants, their death, Disability, or other cause of termination, and such other pertinent facts as the Administrator may require.

Section 10.6 Compensation, Expenses and Indemnity.

(a) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Administrator and each member thereof, the Committee and any delegate of the Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

Section 10.7 Quarterly Statements.

Under procedures established by the Administrator, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

Section 11.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the Persons designated by the Plan and not to any other Persons. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, the Participant’s Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such Person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such mariner as the Administrator shall direct.

Section 11.3 Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

Section 11.4 Amendment, Modification, Suspension or Termination.

The Committee or the Board of Directors of the Company may at any time, or from time to time, in its sole discretion amend or terminate the Plan in any manner that the Committee or the Board of Directors of the Company deems appropriate, including amending or terminating outstanding deferral elections, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant; provided, however, that no amendment shall reduce any benefits accrued under the terms of the Plan as of the date of amendment. In the event the Committee or the Board of Directors of the Company acts to terminate and liquidate the Plan in accordance with Treasury regulations Section 1.409A-3(j)(4)(ix), distribution to Participant shall be made in accordance with Article 6, unless otherwise required in order to comply with Section 409A.

Section 11.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of federal law.

Section 11.6 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, the Company and the Trustee. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

Section 11.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a Person who, in the sole judgement of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any Person found by the Administrator, in its sole judgement, to have assumed the care of such Person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

Section 11.8 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer to be effective on this January 3, 2017.

HILTON RESORTS CORPORATION

By:	/s/ Mark Wang
Its:	President